Esther Rajchenbach

License Agreement

Made as of the 23 day of June 2003 (the “Effective Date”)

By and between Maimonides Innovative Technologies Ltd. (“Maimonides”), of the first part, and Rosetta Genomics Ltd (“Rosetta”), of the second part.

Whereas Maimonides declares that it is the sole owner of a multi-lingual text generation software technology, patented under US patent no. 6,289,513B1 (the“Licensed Technology”); and

Whereas Rosetta desires to obtain a paid-up, exclusive, irrevocable, world wide license from Maimonides to use the Licensed Technology for generation and/or translation of genomic patent-applications, and Maimonides is willing to grant Rosetta such license, all subject to the terms and conditions set forth in this Agreement.

NOW THEREFORE it is agreed as follows:

1.
Maimonides hereby grants Rosetta, with a paid-up, exclusive, irrevocable, worldwide license to use the Licensed Technology, for generation and/or translation of patents patent-applications of other related documents in the genomic field (the “License”)

2.	Rosetta shall be entitled to use, in the scope of the License free of any additional charge, any upgrades to the License Technology.

3.	The term of the License granted hereunder is for a period is for 20 Years from the Effective Date

4.	In consideration for the License Rosetta will pay Mimoinides a aggregate consideration of up to $100,000 under the following conditions:

4.1	An amount of $10,000 will be paid by Rosetta within 30 days following signature of the Agreement.

4.2
An amount $10,000 will be paid within a period of 30 days following the date in which Rosetta will close an investment transaction, pursuant to which Rosetta will raise aggregate investments of at least $2,000,000.

4.3
An additional amount of $up to 80,000 will be paid as quarterly royalties equal to 5% of the net revenues of the Rosetta from sales and licenses of its products in each respective calendar quarter (the “Royalties) The Royalties due for each calendar quarter in which Rosetta accumulated net revenues will be paid within 30 days of the end of such calendar quarter . Rosetta will not be obligated any Royalties once it had completed payment of aggregate royalties of $80,000.

5.	Rosetta recognizes and acknowledges that the Licensed Technology solely belongs to Maimonides, which subject to the provisions of the License granted hereunder is and shall remain its sole owner.

6.
Maimonides agrees and acknowledges that Rosetta is the owner of and shall own any and all intellectual property, works or documents created, or developed by Rosetta with use of the Licensed Technology under the terms of this Agreement

7.
Maimonides hereby agrees and acknowledges that the License granted hereunder will also cover any use previously made by Rosetta prior to the Effective Date, with respect to generation of genomic patent applications, and waives any right to receive any consideration for such use.

8.
Each party shall keep the content of this Agreement and any information regarding the other party’s technology, business and operations party secret, and ____ protect and preserve the confidential nature and secrecy of such information for the duration of this Agreement and for ten (10) years after its termination or expiry.

9.	This Agreement shall be governed by the laws of the state of Israel, and the competent courts in Tel Aviv shall have sole jurisdiction in any dispute relating to this Agreement.

10.	This Agreement constitutes the entire understanding of the parties and supersedes all oral or written representations or agreements, privileges or understandings between the parties.

In witness whereof the parties have set their signatures hereunto:

/s/ Illegible	/s/ Illegible
Maimonides des Innovative Technologies Ltd.	Rosetta Genomics Ltd.

Addendum to
License Agreement

Made as of the 3rd day of July 2003(the “Effective Date”)

By and between Maimonides Innovative Technologies Ltd. (“Maimonides”), of the first part, and Rosetta Genomics Ltd. (“Rosetta”), of the second part;

Whereas the parties have previously entered into a License Agreement, dated June 23, 2003 (the “Agreement” ), pursuant to which Rosetta has licensed the Licensed Technology (as defined in the Agreement ) from Maimonides under the terms set forth in the Agreement, and -

Whereas the parties wish to include additional conditions to the terms of the Agreement, all as set forth in this Addendum, which will form an internal part of the Agreement;

NOW THRERFORE it is agreed as follows:

1.	Any capitalized terms used in this Addendum ( including its preamble) and not defined herein shall have the meaning assigned to such terms in the Agreement.

2.	It is recorded and agreed that:

2.1
Maimonides will deposit, within 7 days of signature of this Addendum, a copy of the source code of the Licensed Technology at Rosetta (i.e. the software of the Licensed Technology in its original human-readable form and language, the “Source Code”). Rosetta will hold the Source Code in safe place during the term of the License, in order to ensure Rosetta’s capability to utilize the Licensed Technology under the terms of the License. The Source Code will be immediately returned to Maimonides upon expiration of the term of the License.

2.2
Maimonides shall from time to time deliver to Rosetta any updates/or upgrades, which may be developed by Maimonides with respect to the Licensed Technology, within fourteen (14) days from the date of completion of their development (such delivery will include an amended Source Code including such updates and/or upgrades). Rosetta shall be entitled to use such updates and/or upgrades in the scope of the License, free of any additional charge.

3.	This Addendum shall form an integral part of the Agreement.

In witness whereof the parties have set their signatures hereunto:

/s/ Illegible	/s/ Illegible
Maimonides Innovative Technologies Ltd.	Rosetta Genomics Ltd.